Exhibit 99.1

Consolidated Water Acquires Remaining 49% Interest in Aerex Industries

GEORGE TOWN, Cayman Islands, January 29, 2020 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, has exercised its option to purchase, through its wholly-owned subsidiary, Consolidated Water U.S. Holdings, the remaining 49% interest in its subsidiary, Aerex Industries, for $8.5 million. As a result of the transaction, on January 24, 2020, Consolidated Water became the 100% owner of Aerex.

Based in Ft. Pierce, Florida, Aerex is a custom and specialty manufacturer of water treatment-related systems and products. It also provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production.

Under the terms of the original purchase agreement for Aerex, Consolidated Water acquired an option to compel Aerex’s minority shareholder, Thomas Donnick, to sell his 49% ownership interest to Consolidated Water. Consolidated Water also granted the minority shareholder an option to compel Consolidated Water to purchase his 49% ownership interest. The terms called for the purchase price to be set at a fair market value for Aerex at the time the options would be exercised. The respective options became exercisable in February 2019.

Following Consolidated Water’s recent exercise of its option and the close of the transaction, Donnick stepped down as President of Aerex, but he will continue to serve in a consulting capacity. Jason Carlson has been promoted from Vice President to President of Aerex. Jamie Bryan, who was appointed last year as Consolidated Water’s Vice President of manufacturing, will continue to oversee the expansion of Aerex’s operations.

“Tom has been an excellent business partner since we invested in Aerex nearly four years ago, and we’re glad we can continue to benefit from his vast industry experience as a consultant to the company,” commented Consolidated Water CEO, Rick McTaggart. “Jason has been an outstanding member of Aerex’s team for more than 11 years, and we are confident he will continue to excel in his new position as President.”

“Since our initial acquisition of 51% of Aerex in February 2016, we have strengthened Aerex’s capabilities and resources and expanded its product offerings, which has resulted in improving results,” added McTaggart. “Given our expectations for this business, we deemed this an opportune time for us to exercise our call option for the remaining ownership. We expect this to contribute to increasing shareholder value in the coming years.”

Aerex generated income from operations of approximately $2.0 million on revenue of approximately $10.5 million for the nine months ended September 30, 2019. In comparison, Aerex incurred a loss from operations of $(147,906) on revenue of approximately $7.3 million for the full year ended December 31, 2018.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) its ability to complete the project under development in Baja California, Mexico; (v) the future financial performance of its subsidiary that manufactures water treatment-related systems and products and provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production; (vi) the collection of its delinquent accounts receivable in the Bahamas; (vii) its ability to integrate and profitably operate recently acquired subsidiary PERC Water Corporation; and (viii) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs/. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566
CWCO@cma.team